RETENTION AGREEMENT
THIS RETENTION AGREEMENT (“Agreement”) is made and entered into between Michael F. Marino (“Executive”) and OptiNose US, Inc. (OptiNose US”), a Delaware corporation and wholly-owned subsidiary of OptiNose, Inc. (the “Parent” and, together with OptiNose US, the “Company”) (all together, the “Parties”), effective as of the date last executed below (the “Effective Date”).
WHEREAS, Executive is currently serving as the Company’s Chief Legal Officer & Corporate Secretary; and
WHEREAS, the Company is offering Executive the opportunity to earn a Retention Bonus subject to Executive’s satisfaction of the terms and conditions stated herein; and
NOW, THEREFORE, intending to be legally bound, in consideration of the mutual commitments set forth in this Retention Agreement, the Parties agree as follows:
1.Retention Bonus; Earning and Payment.
(a) Provided Executive remain employed with OptiNose US until January 15, 2023 (the “Retention Period”), Executive will earn and be paid a Retention Bonus in the total gross amount of $100,000.00, less all applicable income and employment taxes (the “Retention Bonus”).
(b) Executive understands and agrees that if he voluntarily resigns from his employment with the Company without Good Reason or if his employment is terminated by the Company for Cause on or before the last day of the Retention Period, he will not be entitled to earn and be paid the Retention Bonus.
(c) If Executive satisfies the conditions above and earns the Retention Bonus, the Retention Bonus will be paid to Executive on the first practicable payday occurring after January 15, 2023, less applicable income and employment taxes.
(d) Executive understands and the Company agrees that, should Executive’s employment be terminated by the Company without Cause or by Executive for Good Reason before the last day of the Retention Period, the Company shall accelerate and pay the Retention Bonus, on the first practicable payday after Executive’s employment termination date.
1.Definitions.
For purposes of this Agreement, the following terms shall have the following meanings:
“Cause” means: (i) Executive’s breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or restrictive covenants agreements between Executive and the Company or any of its affiliates), (ii) Executive’s failure to follow the reasonable instructions of the Chief Executive Officer or the Board (other than as a result of total or partial incapacity due to physical or mental illness), which failure, if curable, is not cured within thirty (30) days after notice to Executive specifying in reasonable detail the nature of such breach, or, if cured, recurs within ninety (90) business days, (iii) Executive’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates, or (iv) Executive’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Executive’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof.
“Good Reason” means: (i) a material diminution in Executive’s then position or duties, authority or responsibilities including, without limitation, Executive ceasing to be an “executive officer” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a company with a class of securities registered under Section 12(b) of the

Exchange Act; (ii) the assignment to Executive of any duties materially inconsistent with the duties and responsibilities of Chief Legal Officer and Corporate Secretary, (iii) a reduction by the Company in Executive’s then-current base salary or Executive’s then-current Target Annual Bonus unless the salaries and target annual bonuses for all other senior executive officers are correspondingly and proportionately reduced by not greater than 15% and such reduction continues for no more than twelve (12) months; or (iv) Executive’s relocation to offices of the Company that are more than fifty (50) miles from the Company’s offices in Yardley, Pennsylvania. In order to invoke a termination for Good Reason, Executive must deliver a written notice of the grounds for such termination within thirty (30) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances. In order to terminate Executive’s employment, if at all, for Good Reason, Executive must terminate employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.
1.At-Will Employment.
Executive understands and agrees that nothing in this Agreement is intended to change the at-will nature of his employment with the Company and that both he and the Company have and retain the right to terminate his employment relationship at any time and for any reason with or without Cause, Good Reason or notice.
1.Assignment.
This Agreement is subject to Executive’s personal services and may not be assigned by Executive. The Company may freely assign its rights and obligations hereunder, with or without notice to or consent by Executive.
1.Compliance with IRS Code Section 409A.
This Agreement and the payment hereunder is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to Executive for any taxes or penalties under Section 409A.
1. Execution; Counterparts.
This Agreement may be executed in two (2) counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
1. Amendment.
This Retention Agreement may be modified, altered or terminated only by an express written agreement between the Company and Executive, which agreement must be signed by Executive and a duly authorized representative of the Company, and expressly reference and attach a copy of this Retention Agreement to be effective.
1. Governing Law; Jurisdiction; Venue.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without consideration of any conflicts of law. Any dispute concerning this Agreement shall be brought in, and both Executive and the Company consent to the personal jurisdiction of, the federal and state courts of Pennsylvania, to the extent that subject matter jurisdiction exists.
1. Entire Agreement; Other Agreements.
This Agreement sets forth the entire understanding Executive and the Company have regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, except this Agreement does not modify, amend or supersede any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement or provision that Executive previously entered at any time with the Company, which terms Executive hereby reaffirms in consideration of his eligibility for the Retention Bonus.
IN WITNESS WHEREOF, intending to be forever legally bound hereby, the Parties have executed this Retention Agreement, being three (3) pages in total length.

Dated: March 7, 2022 /s/ Michael F. Marino
Michael F. Marino
OptiNose US, Inc.

Dated: March 7, 2022 By: /s/ Karen E. Brophy
Karen E. Brophy
Chief Human Resources Officer